EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Zila, Inc.
5227 North 7th Street
Phoenix, AZ 85014
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Zila, Inc. of our reports dated October 12, 2007, relating to the consolidated financial statements, and the effectiveness of Zila, Inc.’s internal control over financial reporting, which appear in the Annual Report to shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 12, 2007 relating to the financial statement schedules, which appear in this Form 10-K.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Phoenix, Arizona
June 30, 2008